UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 24, 2013

Wikifamilies, Inc.

(Name of small business issuer specified in its charter)

Nevada	000-53559	80-0214025
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

9025Carlton Hills Blvd Ste. B

Santee, CA 92071

(Address of principal executive offices)

909-708-4303

(Registrant’s telephone number)

13520 Oriental St

Rockville, Md 20853

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c

ITEM 1.01     Amendment to a Definitive Material Agreement

On May 8, 2013, Wikifamilies, Inc. (the “Company”) entered into a Share Purchase Agreement with John Pena and JP09 & Associates, Inc. (collectively, “Seller”) pursuant to which the Company shall purchase 60% of the issued and outstanding capital stock (“Shares”) of RC One, Inc., a Nevada corporation (“RC”). The purchase price for the Shares shall be $807,651.16 to be paid as follows: (i) at closing (which is currently scheduled for May 24, 2013 but which may not occur later than May 31, 2013), by satisfaction by the Company of a promissory note of Seller owed to the Company in the amount of $207,651.16; and (ii) in installment payments by the Company of $50,000 per month over the next 12 months commencing on the first month anniversary of the Closing Date and continuing on each subsequent month anniversary for 11 consecutive months.

On or about May 30, 2013, the parties verbally agreed to extend the deadline to close the acquisition from May 31, 2013 to August 31, 2013, which agreement was formalized pursuant to an Amendment to Share Purchase Agreement, dated June 24, 2013. A copy of both the original Share Purchase Agreement and the Amendment are attached hereto as Exhibit 10.1.

Our current business plan contemplates the accretive acquisitions of various businesses related to electronic marketing, promotions and media. We are presently conducting due diligence on our first acquisition (which is the subject of the Share Purchase Agreement, as amended (which is attached hereto as Exhibit 10.1), which is purchase of RC One, Inc., a Nevada corporation, which is in the business of promoting mixed martial arts (“MMA”) events in Southern California, through its website www.respectinthecage.com and a series of Respect in the Cage events. Since 2009 Respect in the Cage has been bringing Southern California MMA events and has grown into a prominent MMA organization in that area. With an average of 10 fights a year, Respect in the Cage aims to promote MMA with events that bring a nightclub atmosphere with a Hollywood “vibe” to the spectator sport. Our plan is to continue growing the Respect in the Cage business beyond the current 10 fights per year and to use this business as a platform to generate cash flow and then acquire additional accretive and synergistic businesses as opportunities arise.

ITEM 9.01     EXHIBIT

10.1                 Share Purchase Agreement and Amendment to Share Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIKIFAMILIES, INC.

Dated: June 24, 2013	By:	/s/ Trisha Malone
Chief Executive Officer

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